THE WRIGHT MANAGED EQUITY TRUST
THE WRIGHT MANAGED INCOME TRUST

INSURANCE AGREEMENT AMONG INSUREDS
REQUIRED BY RULE 17g-1(f)

December 16, 2013

The Wright Managed Equity Trust, a Massachusetts business trust, and The Wright Managed Income Trust, a Massachusetts business trust (the “Trusts”), are registered management investment companies, and are named as insureds in a joint fidelity bond issued by Hartford Fire Insurance Company.  The fidelity bond issued by Hartford Fire Insurance Company provides coverage for larceny and embezzlement, among other things, in the principal amount of $1,000,000.  Pursuant to Rule 17g-1(f) of the Investment Company Act of 1940, each of the undersigned hereby agrees that in the event recovery is received under this bond as a result of a loss sustained by a Trust with respect to a Portfolio or Fund, each Trust shall receive an equitable and proportionate share of the recovery, but at least equal to the amount each would have received had single insured bonds, with minimum coverage as required by Rule 17g-1(d)(1) under the Investment Company Act of 1940, been provided and maintained by each Trust.  In addition, each of the undersigned agrees that the premium be allocated pro-rata amongst the Trusts based on gross assets.

The Wright Managed Equity Trust

                       By:    /s/ Megan Hadley Koehler
                         Megan Hadley Koehler, Secretary

The Wright Managed Income Trust

By:   /s/ Michael J. McKeen
                         Michael J. McKeen, Treasurer